Exhibit 16.1

September 22, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Rumble Inc. (formerly known as CF Acquisition Corp. VI .) statements included under Item 4.01 of its Form 8-K dated September 16, 2022. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on September 16, 2022. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC